Exhibit 16.1

[February 28, 2024]

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have read the statements of Impact BioMedical Inc., included in the prospectus under the heading “Change in Auditor,” contained within its Amended Registration Statement on Form S-1 filed on [February 28, 2024], and we agree with such statements concerning our firm.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas